Exhibit (b)(2)

BRIDGE LOAN AGREEMENT

dated as of

December 22, 2014

among

MERCK & CO., INC.,

as Borrower,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC and DEUTSCHE BANK SECURITIES INC.

Joint Lead Arrangers and Joint Bookrunners

DEUTSCHE BANK SECURITIES INC.

Syndication Agent

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SCHEDULES:

Pricing Schedule
Schedule 1.01	–	Permitted Existing Indebtedness
Schedule 2.01	–	Commitments

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Interest Election Request
Exhibit D-1	–	Form of Section 2.16(e) Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit D-2	–	Form of Section 2.16(e) Certificate (Foreign Participants That Are Not Partnerships)
Exhibit D-3	–	Form of Section 2.16(e) Certificate (Foreign Participants That Are Partnerships)
Exhibit D-4	–	Form of Section 2.16(e) Certificate (Foreign Lenders That Are Partnerships)

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BRIDGE LOAN AGREEMENT dated as of December 22, 2014 (this “Agreement”) among MERCK & CO., INC., a company organized under the laws of the State of New Jersey (the “Borrower”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H :

WHEREAS, the Borrower has agreed to acquire (the “Acquisition”) Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Target”), pursuant to that certain Agreement and Plan of Merger, dated as of December 8, 2014, by and among the Borrower, Mavec Corporation, a Delaware corporation and a wholly-owned subsidiary of the Borrower (“Purchaser”), and the Target (as amended, supplemented or otherwise modified from time to time, the “Acquisition Agreement”);

WHEREAS, in connection with the Acquisition: (a) Purchaser will commence a tender offer to provide for the purchase of any and all of the issued and outstanding shares of common stock of the Target for $102 per share, net to the seller in cash, without interest, following which Purchaser will merge with and into the Target with the Target being the surviving corporation; and (b) to the extent outstanding on the date of consummation of the Acquisition, each of the 2017 Convertible Notes, the 2018 Convertible Notes and the 2020 Convertible Notes (each as defined in the Acquisition Agreement as in effect on the date hereof) will be repurchased or converted on the Effective Time (as defined in the Acquisition Agreement as in effect on the date hereof) or, if not so repurchased or converted, will convert solely into the cash conversion consideration determined pursuant to the provisions of the applicable indenture;

WHEREAS, the Borrower has requested that the Lenders make available, for the purposes specified in this Agreement, a senior unsecured credit facility under which the Borrower may obtain Loans in an aggregate principal amount of not in excess of $8,000,000,000, the proceeds of which are to be used solely by the Borrower (i) during the Revolving Period (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article 1), to refinance Permitted Commercial Paper and (ii) on the Closing Date, to finance a portion of the consideration for the Acquisition and to pay related transaction fees and expenses; and

WHEREAS, the Lenders are willing to make available to the Borrower such credit facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” has the meaning assigned to such term in the recitals of this Agreement.

“Acquisition Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Acquisition Agreement Representations” means the representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or Purchaser has the right (taking into account applicable cure periods) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties (determined without regard to whether any notice is required to be delivered by the Borrower or Purchaser).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower or any of its Subsidiaries.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 A.M. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means, at any time, the applicable percentage rate per annum set forth under the caption “Commitment Fee Rate” in the Pricing Schedule based upon the Credit Ratings at such time.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of ABR Borrowings and such Lender’s Eurodollar Lending Office in the case of Eurodollar Borrowings.

“Applicable Margin” means, at any time, the applicable percentage rate per annum set forth under the caption “Applicable Margin” in the Pricing Schedule based upon the Credit Ratings at such time.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired in their entirety, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party or parties, as applicable, whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, as to any particular lease under which the amount thereof is to be determined, the lesser of (i) the total net amount of rent (discounted from the respective due dates thereof in accordance with generally accepted financial practice using a discount factor equal to the interest rate implicit in such lease compounded semi-annually), required to be paid by the lessee under such lease during the remaining term thereof (including the period of any extensions) or (ii) the fair market value of the Property subject to such lease (as determined by the Borrower). The net amount of rent required to be paid under any such lease for any such period shall be the total amount of rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales or future increases in wage rates or in the cost of living). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, and no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Commitment” means, with respect to any Lender at any time, (a) such Lender’s Commitment less (b) the sum of (i) the outstanding principal amount of all Revolving Loans made by such Lender that have not been repaid at such time plus (ii) the aggregate principal amount of all Term Loans made by such Lender on the Closing Date.

“Availability Period” means the period from and including the Effective Date until 5:00 p.m., New York City time, on the earlier to occur of (a) the Commitment Termination Date and (b) the date of termination of the Commitments pursuant to the terms hereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means the Board of Directors of the Borrower or any duly authorized committee thereof.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capitalization” means at any time, the sum, without duplication, of (a) Total Debt, (b) consolidated stockholders’ equity of the Credit Group, determined on a consolidated basis in accordance with GAAP and (c) minority interests held by the Credit Group as reflected on the consolidated balance sheet of the Credit Group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to United States income taxation.

“Change of Control” means any of the following events:

(a) after the date of this Agreement, any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (a) such Person or group of Persons shall be deemed to have “beneficial ownership” of all shares that such Person or group of Persons has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than (i) the Borrower or (ii) any employee or director benefit or stock plan or plans of the Borrower or a Subsidiary of the Borrower or any trustee or fiduciary with respect to any such plan or plans when acting in that capacity or any trust related to any such plan or plans, is or becomes the “beneficial owner” (as such term is used in Rule 13-d3 promulgated pursuant to the Exchange Act) acquiring, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 25% or more of the outstanding shares of Voting Stock of the Borrower; or

(b) during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

“Change of Control Notice” has the meaning assigned to such term in Section 2.08(d).

“Change of Control Prepayment Amount” has the meaning assigned to such term in Section 2.08(d).

“Change of Control Standstill Period” has the meaning assigned to such term in Section 2.08(d).

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Revolving Loans.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.03 shall have been satisfied or waived, which date shall not be later than the Outside Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $8,000,000,000.

“Commitment Termination Date” means the later to occur of (i) the Closing Date and (ii) the last day of the Revolving Period; provided that (i) if the Closing Date has not occurred on or prior to the Outside Date, the Commitment Termination Date shall be the Outside Date and (ii) if the Acquisition Agreement is terminated without the consummation of the Acquisition having occurred, the Commitment Termination Date shall be the date of such termination of the Acquisition Agreement.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Borrower and its Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities of the Borrower and its Subsidiaries and (ii) all goodwill, trade names, trademarks, patents, and unamortized debt discount and expense, organization expenses and other like intangibles of the Borrower and its Subsidiaries, all as set forth on the latest available consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of a calendar quarter (but, in any event, as of a date within 150 days of the date of determination), prepared in accordance with GAAP.

“Contractual Obligation” means as to any Person, any obligation of such Person under any agreement or instrument to which such Person is a party or by which it or any of its Property is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Group” means (i) prior to the Closing Date, the Borrower and its Subsidiaries and (ii) on and after the Closing Date, the Borrower and its Subsidiaries (including the Target and its Subsidiaries).

“Credit Ratings” means (a) the senior unsecured debt credit rating of the Borrower from Moody’s Investors Service, Inc. and (b) the long term issuer credit rating of the Borrower from Standard & Poor’s Ratings Group, Inc.

“Default” means any Event of Default or any event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” means, subject to the last paragraph of Section 2.19, any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to comply with its obligation to fund any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement, or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under agreements in which it has committed to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans under this Agreement; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent and the Borrower, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due unless the subject of a good faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and such Lender.

“Designated Equity Issuances” means any Equity Issuance of the Borrower (i) pursuant to employee and other benefit plans, stock option plans, management equity plans, other benefit plans or compensation arrangements or accommodations for management, directors or employees of the Credit Group existing on the Effective Date or established in the ordinary course of business and (ii) pursuant to dividend reinvestment plans established for the benefit of the common stock holders of the Borrower.

“Designated Incurrence” means an Incurrence of Indebtedness resulting from (i) borrowings under the Existing Credit Agreement or this Agreement, (ii) Permitted Existing Indebtedness and Permitted Refinancings of Permitted Existing Indebtedness, (iii) Permitted Commercial Paper, (iv) commercial paper issued by any member of the Credit Group in the ordinary course of business, (v) Permitted Indebtedness and (vi) Indebtedness of any member of the Credit Group to any other member of the Credit Group.

“Disposition” or “Dispose” means, with respect to any Person, (i) any sale, transfer, lease or other disposition (including any Sale and Lease-Back Transaction) of any property or assets by such Person (or the granting of any option or other right to do any of the foregoing), including (x) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (y) the receipt of property casualty insurance and/or condemnation proceeds to the extent that such proceeds are not used or committed to be used for the restoration or repair of the assets giving rise to the receipt of such proceeds within 180 days after receipt thereof and (ii) any Equity Issuance by any Subsidiary of such Person (excluding any such Equity Issuance that would, if made by the Borrower, constitute a Designated Equity Issuance under clause (i) of the definition thereof); provided that the term Disposition shall not include any loss of or damage to, or any condemnation or other taking of, any property or assets.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a competitor of the Borrower or any of its Subsidiaries (as determined in good faith by the Borrower), in each case, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice for the Lenders to Intralinks or another relevant website to which the Borrower, each Lender and the Administrative Agent have access) not less than ten (10) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Disqualified Stock” means, with respect to any Person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or on the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and the termination of the Commitments), or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part on or prior to the date that is 180 days after the Maturity Date.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in such Lender’s Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000, (iv) a commercial bank having total assets in excess of $10,000,000,000 or its equivalent in the relevant foreign currency and organized under the laws of any other country (or of any political subdivision of any other country) that (x) is a member of the Organization for Economic Cooperation and Development (or any successor thereto) (“OECD”) or (y) has concluded special lending arrangements with the International Monetary Fund associated with its assets; provided that in each case, such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv), (v) the central bank of any country which is a member of the OECD, (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans for its own account in the ordinary course of its business and having total assets in excess of $10,000,000,000 or its equivalent in the relevant foreign currency, (vii) any Approved Fund and (viii) any other Person approved in writing by the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower, such approval not to be unreasonably withheld or delayed; provided that none of the Borrower, any Affiliate of the Borrower, a Defaulting Lender, any Affiliate of a Defaulting Lender, a Disqualified Institution or an individual shall qualify as an Eligible Assignee.

“Embargoed Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive embargo under any Sanctions (including, at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Credit Group directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means, with respect to any Person, any issuance or sale by such Person of (i) any of its Equity Interests or (ii) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in such Person, in each case, other than Disqualified Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA and the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in

Section 412 of the Code or Section 302 of ERISA), whether or not waived, or any Lien shall arise in favor of the PBGC or a Plan on the property of the Borrower or any ERISA Affiliate, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in such Lender’s Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Event” has the meaning assigned to such term in the definition of “Material Adverse Change.”

“Events of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any of the other Loan Documents, (a) any Taxes imposed, deducted or withheld by reason of any present or former connection between the Administrative Agent or such Lender or other recipient (as the case may be) and the jurisdiction imposing such Taxes (other than solely on account of the execution and performance of, the enforcement of any right under or the receipt of any payment under, this Agreement or any of the other Loan Documents), (b) any branch profits taxes imposed by the United States or any comparable tax imposed by any foreign jurisdiction, (c) in the case of a Foreign Lender, any Tax imposed, deducted or withheld (i) that is attributable to such Foreign Lender’s failure, inability or ineligibility at any time during which such Foreign Lender is a party to this Agreement to deliver the Internal Revenue Service forms and the Section 2.16(e) Certificate (as applicable) described in Section 2.16(e) certifying that such Foreign Lender is entitled to complete exemption from United States withholding taxation, except to the extent such Foreign Lender’s failure is due to a Change in Tax Law occurring after the date on which such Foreign Lender became a party to this Agreement or the date (if any) on which such Foreign Lender changed its Applicable Lending Office, or (ii) that is imposed on accrued amounts payable to such Foreign Lender at the time of the assignment to such Foreign Lender and its becoming a party to this Agreement, except to the extent that such Foreign Lender’s assignor was entitled, at the time of such assignment, to receive additional payments from the Borrower with respect to such accrued amounts pursuant to Section 2.16(a) and (d) Taxes resulting from FATCA.

“Existing Credit Agreement” means the 5-Year Credit Agreement dated as of August 5, 2014 among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (including any foreign legislation implementing such agreements) entered into in connection with such Sections.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated December 8, 2014 among J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch and the Borrower.

“Financial Officer” of any Person means such Person’s chief financial officer, principal accounting officer or treasurer or any officer of such Person who succeeds to all or substantially all of the responsibilities thereof.

“Foreign Lender” means any Lender that is not a United States Person.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America or any political subdivision thereof.

“Funded Debt” means Indebtedness (other than Indebtedness of the type specified in clause (g) of the definition thereof).

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property or services for the purpose of assuring the holder of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for deposit or collection in the ordinary course of business. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all radioactive substances or wastes and all hazardous or toxic substances or other wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of such transactions.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Incurrence of Indebtedness” means (i) the incurrence of any Indebtedness of the type set forth in clause (a) of the definition of “Indebtedness” or (ii) the issuance of any Disqualified Stock, in each case subsequent to the Effective Date by a member of the Credit Group.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, (b) all obligations of such Person to pay the deferred purchase price of Property or services, except current accounts payable arising in the ordinary course of business, (c) all Capital Lease Obligations of such Person, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person, (e) all Indebtedness of others Guaranteed by such Person, (f) all reimbursement obligations or other obligations (other than contingent obligations) with respect to bankers’ acceptances or letters of credit or similar instruments created or issued at the request of such Person and (g) the net liability of such Person under Hedging Agreements.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Lead Arrangers” means J.P. Morgan Securities LLC and Deutsche Bank Securities Inc.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided that (i) if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate and (ii) if the LIBO Screen Rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the average (rounded, if necessary, to the next higher 1/100 of 1%) of the rates per annum at which Dollar deposits are offered to each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period. Notwithstanding the foregoing, if for any reason the LIBO Rate as determined pursuant to the preceding provisions of this definition would otherwise be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, charge, hypothecation, encumbrance or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means, as the context may require, a Revolving Loan, a Term Loan or both. “Loans” means, unless the context requires otherwise, a reference to Revolving Loans and Term Loans.

“Loan Documents” means this Agreement, the Notes (if any), and the Fee Letter.

“Material Adverse Change” means that since December 31, 2013, there has occurred any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts (each, an “Event”) or Events that have had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, except that any effect resulting from any matter disclosed in the annual report on Form 10-K for the Borrower for the year ended December 31, 2013, the quarterly reports on Form 10-Q for the Borrower for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 (in each case, other than disclosures in the “Risk Factors” or “Cautionary Factors that May Affect Future Results” sections of such annual and quarterly reports or any other disclosures in such reports to the extent they are similarly predictive or forward-looking in nature), or any current reports on Form 8-K for the Borrower filed with the SEC prior to the date hereof, shall not be considered when determining whether a Material Adverse Effect shall have occurred.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or operations of the Credit Group taken as a whole, (b) the ability of the Borrower to perform any of its obligations hereunder or under the other Loan Documents or (c) the rights or remedies of the Lenders or the Administrative Agent hereunder or under the other Loan Documents.

“Maturity Date” means the date that is 364 days after the Closing Date; provided, that if the Closing Date has not occurred on or before the Outside Date, the Maturity Date shall be the Outside Date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, (a) with respect to any Disposition by the Borrower or any of its Domestic Subsidiaries, the aggregate amount of all cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment, or otherwise, but only as and when received) received by the Borrower or any of its Domestic Subsidiaries in respect of such Disposition, net of (i) all attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other fees and expenses incurred by the Borrower or any of its Domestic Subsidiaries in connection with such Disposition, (ii) all Taxes paid or reasonably estimated to be payable as a result thereof, (iii) any liabilities or obligations associated with the property or assets Disposed of in such Disposition and retained, indemnified or insured by the Borrower or any of its Domestic Subsidiaries after such Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Disposition, (iv) all payments made, and all installment payments required to be made, with respect to any obligation (x) that is secured by any property or assets subject to such Disposition, in accordance with the terms of any Lien upon such property or assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition, (v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Disposition, or to any other Person (other than any member of the Credit Group) owning a beneficial interest in the property or assets Disposed of in such Disposition and (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any of its Domestic Subsidiaries, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by the Borrower or any of its Domestic Subsidiaries, in either case in respect of such Disposition and (b) with respect to any Equity Issuance by the Borrower or Incurrence of Indebtedness, the aggregate amount of all cash proceeds received by the Credit Group in respect of such Equity Issuance or Incurrence of Indebtedness, net of fees, expenses, costs, underwriting discounts and commissions incurred by the Credit Group in connection therewith and net of Taxes paid or estimated to be payable as a result thereof.

“Note” has the meaning assigned to such term in Section 2.09(e).

“OECD” has the meaning assigned to such term in the definition of “Eligible Assignee.”

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents that are imposed by a Governmental Authority in a jurisdiction in which the Borrower is incorporated, organized, managed and controlled or otherwise has a connection (other than solely as a result of entering into, performing any obligations, receiving any payments or enforcing any rights under, this Agreement or any of the other Loan Documents).

“Outside Date” has the meaning assigned to such term in the Acquisition Agreement as in effect on the date hereof (taking into account, for the avoidance of doubt, any extensions of the Outside Date pursuant to the terms of Section 8.2(b) of the Acquisition Agreement as in effect on the date hereof).

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“PATRIOT Act” has the meaning assigned to such term in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Commercial Paper” means commercial paper issued by any member of the Credit Group to provide financing for the Acquisition (and commercial paper issued to refinance such outstanding commercial paper).

“Permitted Existing Indebtedness” means the Indebtedness of the Borrower and its Subsidiaries set forth on Schedule 1.01 and any Indebtedness of Target and its Subsidiaries existing on the Closing Date to the extent permitted to be incurred without the consent of the Borrower pursuant to the Acquisition Agreement as in effect on the date hereof.

“Permitted Indebtedness” means Indebtedness of: (i) prior to the Closing Date, the Target that is incurred in accordance with the terms of the Acquisition Agreement and (ii) any Foreign Subsidiary (other than any Public Debt of any Foreign Subsidiary), together with any Guarantees thereof.

“Permitted Refinancing” means any extension, refinancing, renewal, replacement or defeasement of any Indebtedness that (a) does not exceed the principal amount of such Indebtedness (plus all accrued interest thereon and the amount of all Taxes, fees, costs, expenses and premiums incurred in connection therewith), (b) is on the whole on terms no less favorable in all material respects to the Credit Group than such Indebtedness or is on terms that are reasonable based on then-current market conditions, and (c) has a weighted average maturity and final maturity (measured as of the date of such extension, refinancing, renewal, replacement or defeasance) no shorter than that of such Indebtedness.

“Permitted Securitization” means any transaction in which any member of the Credit Group sells or otherwise transfers, without recourse to such Person (other than in the case of breach of representation and other limited recourse customary in securitization transactions), an interest in accounts receivable or other present or future rights to payment and assets directly related thereto to a special purpose entity that (a) borrows against such accounts receivable, rights or assets, or (b) sells such accounts receivable, rights or assets to one or more third party purchasers.

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Schedule” means the Schedule attached hereto and identified as such.

“Prime Rate” means the rate of interest announced publicly by JPMorgan Chase Bank, N.A. in New York, New York, from time to time, as its Prime Rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Facility” means any warehouse or office building, any manufacturing or processing plant or any research facility owned or leased by the Borrower or any of its Subsidiaries (taken together with the land upon which it is erected and the fixtures comprising a part thereof) which is located within the continental United States or Puerto Rico, except any such warehouse, office building, plant or research facility or portion thereof which is financed by industrial development or pollution control bonds or which, in the opinion of the Borrower, is not of material importance to the total business conducted by the Borrower and its Subsidiaries considered as one entity.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A under the Securities Act or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Purchaser” has the meaning assigned to such term in the recitals of this Agreement.

“Qualified Equity Interests” means, with respect to any Person, any Equity Interest issued by such Person that is not Disqualified Stock.

“Reference Bank” means the principal London offices of JPMorgan Chase Bank, N.A. and one or more Lenders as may be selected by the Administrative Agent and the Borrower from time to time; provided that no Lender shall become a Reference Bank without such Lender’s consent.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation D” and “Regulation U” means, respectively, Regulations D and U of the Board (or any successor), as the same may be amended or supplemented from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, subject to Section 2.19, Lenders having outstanding Loans and Available Commitments representing more than 50% of the total outstanding Loans and Available Commitments at such time.

“Requirement of Law” means, as to any Person, any law, treaty or regulation, or any order of any Governmental Authority, that is applicable to or binding upon such Person or any of its Property or to which such Person or such Property is subject, and the certificate of incorporation, by-laws or other organizational or governing documents of such Person.

“Restricted Securities” has the meaning assigned to such term in Section 6.01(a).

“Restricted Subsidiary” means:

(a) any Subsidiary (i) substantially all the Property of which is located or substantially all of the business of which is carried on within the continental United States or Puerto Rico and (ii) that owns or leases a Principal Facility; and

(b) any Subsidiary substantially all of the Property of which consists of capital stock or securities of Subsidiaries described in clause (a) of this paragraph;

provided, however, that the term “Restricted Subsidiary” shall not include a Securitization Entity or any Subsidiary which is principally engaged in leasing or in financing installment receivables, extending credit or in other activities of a character conducted by a finance company or which is principally engaged in financing the Borrower’s operations outside the continental United States, or any Subsidiary the major portion of the Property of which consists of one or more general or limited partnership interests so long as no such interest represents more than 50% of the total ownership interest in such partnership; provided that, if at any time there is a question whether a Subsidiary is described in the foregoing clause (a) or (b), such matter shall be determined for all purposes of this Agreement by the Borrower.

“Revolving Loan” means a loan made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Revolving Period” means the period from and including the Effective Date to and including February 27, 2015.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by any member of the Credit Group of any real or tangible personal property, which property has been or is to be sold or transferred by such member of the Credit Group to a third Person in contemplation of such leasing.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or any Person owned or controlled by a Person listed on any such Sanctions-related list, or (b) any Person that is a national of, organized in or resident in an Embargoed Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Section 2.16(e) Certificate” has the meaning assigned to such term in Section 2.16(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” shall mean any entity formed by or at the direction of the Borrower or one or more of its Affiliates in connection with a Permitted Securitization for the purpose of isolating, to the extent practicable under applicable law, the assets and liabilities of such entity from the assets and liabilities of any other Person (including, but not limited to, the Borrower and its Affiliates).

“Significant Subsidiary” means, at any time, a Subsidiary that as of such time satisfies the requirements of Rule 1-02(w) of Regulation S-X of the SEC as in effect on the date of this Agreement.

“Specified Asset Sale” means any Disposition or series of related Dispositions by the Borrower or any of its Domestic Subsidiaries on or after the Effective Date not in the ordinary course of business; provided that “Specified Asset Sale” shall not include (i) any Disposition or series of related Dispositions the Net Cash Proceeds of which does not exceed $1,000,000,000 in the aggregate, (ii) Dispositions by a member of the Credit Group to another member of the Credit Group and (iii) Dispositions of securities, money-market funds, loans and instruments that are classified as long or short term investments on the consolidated balance sheet of the Credit Group for the purpose of funding all or a portion of the cash consideration for the Acquisition.

“Specified Equity Issuance” means any Equity Issuance by the Borrower on or after the Effective Date other than a Designated Equity Issuance.

“Specified Incurrence of Indebtedness” means any Incurrence of Indebtedness on or after the Effective Date other than a Designated Incurrence.

“Specified Representations” means the representations and warranties set forth in Section 3.01(a), Section 3.02, Section 3.03 (as it relates to the certificate of incorporation, by-laws or other organizational or governing documents of the Borrower and any material Contractual Obligation binding upon the Borrower that evidences Indebtedness of the Borrower), Section 3.10, Section 3.11, Section 3.15 and Section 3.16.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in

Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”), any Person of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by the parent, or by one or more Subsidiaries of the parent, or by the parent and one or more Subsidiaries. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Target” has the meaning assigned to such term in the recitals of this Agreement.

“Target Disclosure Letter” means the disclosure letter delivered by the Target to the Borrower and Purchaser concurrently with the execution of the Acquisition Agreement.

“Target Material Adverse Effect” means any change, effect, event or occurrence that has, or is reasonably likely to have, a material adverse effect on (a) the business, condition (financial or otherwise), operations or results of operations, properties, assets or liabilities of the Target and its Subsidiaries, taken as a whole, or (b) the ability of the Target to consummate the Acquisition prior to the Outside Date; provided, however, that for purposes of clause (a), (I) any action described on Section 4.1(a) of the Target Disclosure Letter will be deemed to constitute a Target Material Adverse Effect and (II) any changes, effects, events or occurrences resulting from the following will not be deemed to constitute a Target Material Adverse Effect and will be disregarded when determining whether a Target Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes generally affecting the U.S. or foreign economies, financial or securities markets or political, legislative or regulatory conditions or changes in the industries in which the Target operates, except in the event that such changes in conditions have a disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies in the industries in which the Target and its Subsidiaries operate; (ii) the execution, announcement or pendency of the Acquisition Agreement or the transactions contemplated thereby; (iii) any change in the market price or trading volume of the Shares, in and of itself (provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, or development underlying such decline has resulted in or contributed to a Target Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events except in the event that such changes in conditions have a disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies in the industries in which the Target and its Subsidiaries operate; (v) changes in any Laws or regulations applicable to the Target or applicable accounting regulations or principles thereof; (vi) the performance of the Acquisition Agreement and the transactions contemplated thereby, including compliance with covenants set forth therein, or any action taken or omitted to be taken by the Target at the request or with the prior written consent of the Borrower or Purchaser; (vii) any legal proceedings commenced by or involving any current or former stockholders of the Target (on their own or on behalf of the Target) arising out of or related to the Acquisition Agreement or the transactions contemplated hereby; (viii) matters listed on the Target Disclosure Letter, including Section 6.1 thereof;

(ix) any failure by the Target to meet any internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period, in and of itself (provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, or development underlying such failure has resulted in or contributed to a Target Material Adverse Effect); (x) any decision or action with respect to the new drug application or equivalent foreign marketing application for ceftolozane/tazobactam by the United States Food and Drug Administration (the “FDA”) or any analogous foreign Governmental Entity, as applicable, including the expectation and timing of any such action, the proposed or actual label, or any requirement to conduct additional clinical studies or implement a risk evaluation and mitigation strategy or risk management plan, or the proposed or established pricing (to the extent resulting from an action described on Section 4.1(b) of the Target Disclosure Letter) or reimbursement of ceftolozane/tazobactam (without limitation of clause (I) of this proviso), or (xi) any decision or action with respect to the Target’s litigation in the U.S. District Court for the District of Delaware related to Hospira, Inc.’s applications to the FDA seeking approval to market generic versions of CUBICIN. For purposes of this definition, capitalized terms used and not otherwise defined in this Agreement have the meanings assigned to them in the Acquisition Agreement as in effect on the date hereof.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” means a loan made by the Lenders to the Borrower pursuant to Section 2.01(b).

“Terminating Lenders” has the meaning assigned to such term in Section 2.08(d).

“Total Debt” means, at any time and without duplication, the then aggregate outstanding principal amount of all Funded Debt of the Credit Group at such time, plus the aggregate principal amount then outstanding under Permitted Securitizations, all determined on a consolidated basis in accordance with GAAP.

“Total Debt to Capitalization Ratio” means at any time, the ratio, expressed as a percentage, of (a) Total Debt to (b) Capitalization.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“United States” and “United States Person” have the meaning specified in Section 7701 of the Code.

“Voting Stock” means Equity Interests in a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors, or persons exercising similar functions, of such Person.

Section 1.02 Types of Borrowings. Borrowings are classified and referred to for purposes of this Agreement by Type (e.g., a “Eurodollar Borrowing” is a Borrowing comprised of Eurodollar Loans) or by Class (e.g., a “Revolving Borrowing”). Loans also may be classified and referred to by Type (e.g., a “Eurodollar Loan) or by Class (e.g., a “Revolving Loan”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) in the case of a period of time “from” a specified date “to” or “until” a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. For the avoidance of doubt, reference to “the Borrower and its Subsidiaries” shall (i) prior to the Closing Date, not include the Target and its Subsidiaries and (ii) following the Closing Date, include the Target and its Subsidiaries.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender severally, and not jointly, agrees to make Revolving Loans to the Borrower from time to time during the Revolving Period in an aggregate principal amount not to exceed the Available Commitment of such Lender at such time, the proceeds of which shall be used to refinance Permitted Commercial Paper. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans at any time and from time to time during the Revolving Period.

(b) Subject to the terms and conditions set forth herein, each Lender severally, and not jointly, agrees to make Term Loans to the Borrower on the Closing Date in an aggregate principal amount not to exceed the Available Commitment of such Lender at such time, the proceeds of which shall be used to finance a portion of the Acquisition on the Closing Date (and to pay the fees and expenses in connection therewith) in accordance with Section 3.14(b). Amounts paid or prepaid in respect of the Term Loans may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in the case of any such Loan made by an Affiliate of such Lender, such Lender shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than it would have received had the Lender, and not such Affiliate, funded such Loan, and such Lender shall not be entitled to the benefits of Section 2.16 with respect to any payments on or with respect to such Loan unless such Affiliate complies with Section 2.16(e) as if it were the Lender.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type and Class may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit B hereto and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) whether such Borrowing is to be a Term Borrowing or a Revolving Borrowing;

(iii) the date of such Borrowing, which shall be (A) in the case of a Borrowing of Revolving Loans, a Business Day or (B) in the case of a Borrowing of Term Loans, both (x) the Closing Date and (y) a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) in the case of a Eurodollar Borrowing, 12:00 noon, New York City time and (y) in the case of an ABR Borrowing, 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of an ABR Borrowing, prior to 1:30 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit C hereto and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing without the prior consent of the Required Lenders and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments.

(a) The Commitments shall automatically terminate (i) on the Closing Date immediately following the Borrowing of Term Loans in an amount equal to the aggregate principal amount of the Term Loans incurred at such time and (ii) unless previously terminated, at 5:00 p.m., New York City time, on the Commitment Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof, and shall notify the Administrative Agent of any required reduction of the Commitments under Section 2.22 on the date of such reduction. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) Change of Control:

(i) As set forth in Section 2.01 above, unless approved by the Required Lenders, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to this Section 2.08(d). Subject to the procedures set forth below in clause

(ii) of this Section 2.08(d), upon the occurrence of a Change of Control and the expiration of the 20-day notice period described below, each Lender shall have the right to terminate its Commitment hereunder and require that the Borrower prepay (and the Borrower agrees to so prepay) in full such Lender’s outstanding Loans (such amount the “Change of Control Prepayment Amount”), plus accrued and unpaid fees and interest, if any, to the date of prepayment and all other obligations due to such Lender under this Agreement and the other Loan Documents.

(ii) Upon the occurrence of any Change of Control, the Administrative Agent shall post or mail a notice (the “Change of Control Notice”) simultaneously to all Lenders providing each Lender with notice of its rights under this Section 2.08(d) and a period of twenty (20) calendar days to evaluate the Change of Control and make a determination as to whether such Lender will terminate its Commitment and accept payment of the Change of Control Prepayment Amount, or whether such Lender will continue as a Lender hereunder following such Change of Control. The period beginning on the effective date of such Change of Control and continuing through the expiration of such twenty (20) day notice period shall be referred to herein as a “Change of Control Standstill Period.” Unless approved by the Required Lenders, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to this Section 2.08(d).

(iii) Lenders electing to terminate their Commitments and to have their Loans prepaid pursuant to this Section 2.08(d) shall so notify the Administrative Agent as directed in the Change of Control Notice; provided, however, that failure by any Lender to make a timely response shall be deemed to constitute an election by such Lender to terminate its Commitment and accept prepayment of its Loans. Upon the expiration date of the Change of Control Standstill Period,

(A) all Lenders electing to terminate their Commitments (the “Terminating Lenders”) shall surrender their Notes (if any) to the Administrative Agent at the address specified in Section 9.01,

(B) all Notes (if any) held by Terminating Lenders shall be cancelled by the Borrower and the Borrower shall pay the applicable Change of Control Prepayment Amounts to the Administrative Agent, for the account of the Terminating Lenders, and all other obligations due to the Terminating Lenders under this Agreement and the other Loan Documents,

(C) the Commitments of the Terminating Lenders hereunder shall be terminated and the aggregate Commitments shall be automatically reduced by an amount equal to the aggregate amount of the Commitments so terminated, and

(D) the Commitments of those Lenders electing not to terminate their Commitments shall automatically continue.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request, through the Administrative Agent, that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender through the Administrative Agent a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (each such promissory note, a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.10 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in each case, in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone of any optional or mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each optional partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. Amounts paid or prepaid in respect of the Term Loans may not be reborrowed.

Section 2.11 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of (i) the Commitment Termination Date and (ii) the date of termination of the Commitments in their entirety. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). To the extent that there is a change in the Applicable Commitment Fee Rate during any quarter period, the daily amount of the Available Commitment of each Lender shall be computed and multiplied by the Applicable Commitment Fee Rate separately for each period during such quarter that such Applicable Commitment Fee Rate was in effect.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee, payable on each of the dates set forth below in an amount equal to the applicable percentage set forth below of the aggregate outstanding principal amount of the Loans of such Lender on such date:

Date	Applicable Duration Fee Percentage
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

(c) The Borrower agrees to pay to the Persons entitled thereto, fees payable in the amounts and at the times described or referred to in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and the duration fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on the Maturity Date; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14 Increased Costs; Illegality.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) If after the date of this Agreement, a Change in Law shall subject any Lender to any taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then such Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(d) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or such Lender’s holding company pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Anything in this Agreement to the contrary notwithstanding, if any Change in Law shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement or to obtain in the London interbank market the funding for Eurodollar Loans, then (i) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (ii) the obligation of such Lender hereunder to make Eurodollar Loans and to continue Eurodollar Loans shall forthwith terminate, and (iii) such Lender’s Eurodollar Loans then outstanding shall be converted on the last day of the then current Interest Period for such Eurodollar Loans (or on such earlier date as may be required by law) to ABR Loans.

Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of Section 2.08(d) or an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market, but shall exclude, for the avoidance of doubt, any loss of anticipated profits. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless deduction of such Taxes is required by law (or by the interpretation or administration thereof); provided that if the Borrower shall be required by law (or by the interpretation or administration thereof) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of such Indemnified Taxes or Other Taxes (including deductions of such Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.16(a)) the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions of such Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions of such Indemnified Taxes or Other Taxes, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, which written demand shall be made within 60 days of the date the Administrative Agent or such Lender received written demand for payment of any Indemnified Taxes or Other Taxes from the relevant Governmental Authority, for the full amount of such Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes properly imposed or asserted on or attributable to amounts payable under this Section 2.16(c)) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto. A certificate setting forth the amount of such payment or liability and, in reasonable detail, the manner in which such amount shall have been determined, delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumptive evidence of such payment or liability absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to any Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or before the date such Foreign Lender becomes a party to this Agreement and on or before the date, if any, such Foreign Lender changes its Applicable Lending Office (i) two duly executed and properly completed Internal Revenue Service Forms W-8ECI or W-8BEN or W-8BEN-E (with respect to the benefit of an income tax treaty), as applicable, or successor forms, certifying to such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to all payments to be made to it under the Loan Documents, or (ii) if such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either (x) the forms referred to in clause (i) above certifying to such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to all payments to be made to it under the Loan Documents, or (y) two duly executed and properly completed Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable (or successor forms), and a duly executed certificate substantially in the form of Exhibit D-1 (any such certificate, and each of the certificates attached hereto as Exhibit D-2, Exhibit D-3 and Exhibit D-4, a “Section 2.16(e) Certificate”); provided that in the event that a Foreign Lender is not classified as a corporation for United States federal income tax purposes, such Foreign Lender shall take any actions necessary and shall deliver to the Borrower and the Administrative Agent all additional (or alternative) Internal Revenue Service forms and Section 2.16(e) Certificates (or any successor forms) necessary to fully establish such Foreign Lender’s entitlement to a complete exemption from United States withholding tax on all payments to be made to it under the Loan Documents (including causing its partners, members, beneficiaries or owners, or their beneficial owners, to take any actions and deliver any Internal Revenue Service forms and Section 2.16(e)

Certificates necessary to establish such exemption). In addition, each Foreign Lender shall deliver such Internal Revenue Service forms and the Section 2.16(e) Certificate (as applicable) to the Borrower and the Administrative Agent promptly upon the obsolescence, inaccuracy or invalidity of any such Internal Revenue Service forms or Section 2.16(e) Certificate previously delivered by such Foreign Lender pursuant to this Section 2.16(e) unless such Foreign Lender is not legally able to deliver such Internal Revenue Service forms or Section 2.16(e) Certificate. Each Foreign Lender that is not a beneficial owner of Loans shall deliver to the Borrower and the Administrative Agent on or before the date such Foreign Lender becomes a party to this Agreement, executed copies of Internal Revenue Service Form W-8IMY (or any successor form), accompanied by (A) Internal Revenue Service Form W-8ECI (or any successor form), (B) the applicable Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor form), (C) a Section 2.16(e) Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, and/or (D) any other certification documents from each beneficial owner of Loans, as applicable, with respect to all payments to be made to it under the Loan Documents; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Section 2.16(e) Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(f) If a payment made to a Lender under any Loan Document or any Assignment and Assumption would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(g) Each Lender agrees that, before making a demand under this Section 2.16, it shall use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates if the making of such a designation or assignment will avoid the need for, or reduce the amount of, any additional amounts that would otherwise thereafter accrue and will not, in the reasonable judgment of such Lender, require such Lender to incur a cost or expense, or legal or regulatory disadvantage, determined by such Lender to be material. Upon any such change in any Applicable Lending Office or assignment, such Lender shall provide or cause to be provided to the Administrative Agent and the Borrower the appropriate form and documentation specified in Sections 2.16(e) and 2.16(f).

(h) If the Borrower pays any additional amount or indemnity payment pursuant to this Section 2.16 with respect to the Administrative Agent or any Lender, the Administrative Agent or such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that the Administrative Agent or such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position, (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it or (iii) no such refund or credit is available under applicable laws. In the event that the Administrative Agent or such Lender receives such a refund or credit, the Administrative Agent or such Lender shall promptly pay to the Borrower an amount that the Administrative Agent or such Lender reasonably determines is equal to the net tax benefit obtained by the Administrative Agent or such Lender as a result of such payment by the Borrower. Nothing contained in this Section 2.16(h) shall require the Administrative Agent or such Lender to disclose or detail the basis of its calculation of the amount of any net tax benefit or its determination referred to in the proviso to the first sentence of this Section 2.16(h) to the Borrower or any other party.

(i) Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes; provided that, in the reasonable judgment of the Borrower, such steps shall not subject the Borrower to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Borrower in any material respect.

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except that payments pursuant to Section 2.14, 2.15, 2.16 or 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (i) requests compensation under Section 2.14, or if the Borrower is required to make a payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (ii) becomes a Defaulting Lender, or (iii) refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders; then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, with the Borrower or the replacement Lender paying the processing and recording fee), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) the Borrower shall have received the prior written consent of the Administrative Agent to such assignment (to the extent such consent would otherwise be required pursuant to Section 9.04 or the definition of “Eligible Assignees”), which consent shall not unreasonably be withheld or delayed, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) (in the case of a Defaulting Lender, excluding, for the avoidance of doubt, any amount to which such Defaulting Lender is not entitled in accordance with Section 2.19), (y) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in or elimination of such compensation or payments in the future and (z) in the case of clause (iii) above, such assignee consents to such amendment, waiver or other modification. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Available Commitment of such Defaulting Lender pursuant to Section 2.11(a); and

(b) (i) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 9.02) and (ii) the consent of such Defaulting Lender shall not be required for the matters set forth in Section 9.02(b)(iv) and (v).

The Administrative Agent shall provide to any Lender determined by the Administrative Agent to be a “Defaulting Lender” written notice of such determination (and shall provide a copy of such written notice to the Borrower).

If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Applicable Percentages (after giving effect to such Lender no longer being a Defaulting Lender), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20 [Reserved].

Section 2.21 [Reserved].

Section 2.22 Mandatory Prepayments and Commitment Reductions. (a) Subject to the terms of paragraph (d) below, upon the occurrence of any Specified Asset Sale, the Borrower shall ratably prepay the outstanding Loans, and/or if the Commitment Termination Date has not occurred, permanently reduce the Commitments outstanding as of the date of such Specified Asset Sale, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof. The Borrower shall effect such prepayment and/or reduction within ten (10) Business Days after the consummation of such Specified Asset Sale; provided that if the Closing Date occurs during such period, such Commitment reduction shall be effective immediately prior to the Closing Date.

(b) Subject to the terms of paragraph (d) below, upon any Specified Equity Issuance, the Borrower shall ratably prepay the outstanding Loans, and/or if the Commitment Termination Date has not occurred, permanently reduce the Commitments outstanding as of the date of such Specified Equity Issuance, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof, such reduction to be effective immediately and/or any such prepayment to be effected within five (5) Business Days after the date of such Specified Equity Issuance.

(c) Subject to the terms of paragraph (d) below, upon any Specified Incurrence of Indebtedness, the Borrower shall ratably prepay the outstanding Loans, and/or if the Commitment Termination Date has not occurred, permanently reduce the Commitments outstanding as of the date of such Specified Incurrence of Indebtedness, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof, such reduction to be effective immediately and/or any such prepayment to be effected within five (5) Business Days (if such Specified Incurrence of Indebtedness is by the Borrower or any of its Domestic Subsidiaries) or ten (10) Business Days (if such Specified Incurrence of Indebtedness is an issuance of Public Debt by a Foreign Subsidiary) after the date of such Specified Incurrence of Indebtedness.

(d) On each occasion that the Credit Group receives any Net Cash Proceeds in connection with any transaction described in Section 2.22(a), (b) or (c) above, then, within the time period required by the applicable Section, (A) if any Loans are outstanding, the Borrower shall promptly apply an amount equal to 100% of the Net Cash Proceeds thereof to ratably prepay outstanding Loans on a pro rata basis among the Lenders; provided that if the amount of outstanding Loans is reduced to zero as a result of any prepayment made in accordance with this clause (A) and any Net Cash Proceeds remain, the entire remaining amount of such Net Cash Proceeds shall be applied to permanently reduce the Commitments (in an aggregate amount equal to such remaining amount) on a pro rata basis among the Lenders in accordance with the following clause (B), and (B) if no Loans are outstanding, the Commitments shall be subject to a permanent reduction on a pro rata basis among the Lenders in an aggregate amount equal to 100% of the Net Cash Proceeds thereof. Each prepayment of the Loans pursuant to this Section 2.22(d) shall be accompanied by all accrued and unpaid interest thereon.

Section 2.23 Conversion of Revolving Loans. Any Revolving Loans that remain outstanding on the last day of the Revolving Period shall automatically and without further act be converted to Term Loans on such date and the aggregate principal amount of the Term Loans resulting from such conversion shall be due and payable on the Maturity Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the Effective Date and (subject to the limitations in Sections 4.02 and 4.03) on the date of each Borrowing hereunder, the Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01 Organization; Corporate Power and Authority. The Borrower (a) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all necessary corporate power and authority to own and operate all of its material Property, to lease the material Property which it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the ownership, lease or operation by it of its Property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Due Authorization and Enforceability. The Borrower has full power and authority to make and perform this Agreement and the other Loan Documents to which it is party, all corporate and other action required to authorize the making and performance by the Borrower of this Agreement and the other Loan Documents to which it is party has been duly taken; and this Agreement has been duly executed and delivered and constitutes, and each of the other Loan Documents to which it is party when duly executed and delivered by the Borrower and the other parties thereto will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except in each case as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

Section 3.03 No Conflict. The making and performance by the Borrower of this Agreement and the other Loan Documents to which it is party and the use of the proceeds of the Loans do not and will not violate any material Requirement of Law, the Existing Credit Agreement or any material Contractual Obligation binding upon the Borrower or any of its Subsidiaries, and do not and will not result in or require the creation or imposition of any material Lien on any material Property of the Borrower or any of its Subsidiaries.

Section 3.04 Governmental Approvals. No authorization, approval, license, registration or consent of any Governmental Authority is necessary for the making and performance by the Borrower of this Agreement and the other Loan Documents to which it is party or to render this Agreement and the other Loan Documents to which it is a party legal, valid, binding and enforceable against the Borrower.

Section 3.05 Financial Statements.

(a) The Borrower has delivered to the Lenders and the Administrative Agent a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2013, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year then ended, setting forth in comparative form the corresponding figures for the preceding fiscal year and accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries as at the end of, and for, such fiscal year. All such financial statements were prepared in accordance with GAAP, consistently applied, except as otherwise noted therein, and present fairly, in all material respects, the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, the respective periods covered thereby.

(b) There has not been a Material Adverse Change.

Section 3.06 No Event of Default. No Event of Default has occurred and is continuing.

Section 3.07 Ownership of Patents and other Intellectual Property. Each of the Borrower and its Significant Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Significant Subsidiaries does not infringe upon the rights of any other Person, except for any such failures to own or license and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.08 Litigation. Other than as disclosed in the Borrower’s filings with the SEC, there are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or against any of their respective Property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.09 Compliance with Laws.

(a) Neither the Borrower nor any of its Significant Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law that has caused the Borrower or any Significant Subsidiary to become subject to any Environmental Liability, or has received notice of any claim with respect to any such Environmental Liability, except with regard to any such failure to comply, non-compliance or Environmental Liability, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and each of its Significant Subsidiaries is in compliance with all laws and all regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10 Investment Company Act. The Borrower is not, nor is it “controlled” by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11 Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” within the meaning of Regulation U.

Section 3.12 Payment of Taxes. The Borrower and its Significant Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes which are not yet delinquent or not yet in default, (b) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (c) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.13 ERISA Events. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.14 Use of Proceeds.

(a) The Borrower will use the proceeds of the Revolving Loans to refinance Permitted Commercial Paper.

(b) The Borrower will use the proceeds of the Term Loans to finance, in part, the payment of the consideration payable under the Acquisition Agreement upon the consummation of the Acquisition and to pay transaction fees and expenses incurred in connection with the Acquisition and the Loan Documents.

Section 3.15 Anti-Corruption Laws and Sanctions. (a) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (x) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (y) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(b) Neither the Borrower nor any of its Subsidiaries will, directly or indirectly, use the proceeds of any Borrowing in a manner not permitted by Section 6.04.

Section 3.16 Solvency. As of the Closing Date, immediately after the consummation of the Acquisition and the incurrence of Indebtedness and obligations on the Closing Date in connection with this Agreement and the Acquisition, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the assets of the

Borrower and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, on a consolidated basis, contemplated as of the Closing Date; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

ARTICLE 4

CONDITIONS

Section 4.01 Effective Date. The Commitments of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Hughes Hubbard & Reed LLP and in-house counsel of the Borrower, or such other counsel as shall be reasonably satisfactory to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Borrower or the Loan Documents (other than the Fee Letter) as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower attaching copies of its certificate of incorporation and by-laws, a good standing certificate for it and resolutions of the Board of Directors of the Borrower authorizing execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(d) The Administrative Agent shall have received an incumbency certificate of an officer of the Borrower in respect of each of the officers who are authorized to sign this Agreement and the other Loan Documents to which the Borrower is a party on its behalf and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

(e) (i) The representations and warranties of the Borrower set forth in this Agreement (other than Section 3.16) shall be true and correct on and as of the Effective Date (giving effect to any Borrowing occurring on the Effective Date); and (ii) no Default shall have occurred and be continuing as of the Effective Date (giving effect to any Borrowing occurring on the Effective Date), and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower confirming the matters referred to in clause (i) and clause (ii).

(f) The Lenders and the Administrative Agent shall have received all fees and invoiced expenses due and payable by the Borrower on or prior to the Effective Date, including, (x) fees payable on or prior to the Effective Date pursuant to the Fee Letter and (y) reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder and under the Fee Letter on or prior to the Effective Date.

(g) To the extent such documentation and information has been requested by the Lenders in writing at least ten (10) Business Days prior to the Effective Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, at least three (3) Business Days prior to the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Revolving Loan. The obligation of each Lender to make a Revolving Loan during the Revolving Period is subject to the satisfaction of the following conditions (except, in the case of clauses (b) and (c), for any Borrowing of Revolving Loans to be made on the Effective Date as to which the conditions in Section 4.01 shall apply):

(a) The Effective Date shall have occurred.

(b) The Administrative Agent shall have received a written Borrowing Request in accordance with Section 2.03.

(c) The representations and warranties of the Borrower set forth in this Agreement (other than Sections 3.05(b), 3.08 and 3.16) shall be true and correct on and as of the date of such Borrowing.

(d) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing of Revolving Loans shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (c) and (d) of this Section.

Section 4.03 Closing Date. The obligation of each Lender to make a Term Loan on the Closing Date is subject to (and only to) the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a written Borrowing Request in accordance with Section 2.03.

(b) Since September 30, 2014, there shall not have occurred any change, event, occurrence or effect that, individually or in the aggregate, has had a Target Material Adverse Effect.

(c) The Effective Date shall have occurred on or prior to the Closing Date.

(d) The Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement (without giving effect to any consents, amendments or waivers by the Borrower that in each case are materially adverse to the Lenders or the Lead Arrangers (in their capacity as such) without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed)).

(e) The Lenders and the Administrative Agent shall have received all fees and invoiced expenses due and payable by the Borrower on or prior to the Closing Date, including, (x) fees payable on or prior to the Closing Date pursuant to the Fee Letter and (y) reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder and under the Fee Letter on or prior to the Closing Date (in any case, to the extent not already so paid pursuant to Section 4.01(f)).

(f) The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)).

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan shall remain outstanding, the Borrower covenants and agrees that:

Section 5.01 Financial Statements. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries for such fiscal year, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP (without qualification as to going concern or scope of audit), consistently applied, as at the end of, and for, such fiscal year;

(b) within 45 days after the end of each of the first three fiscal quarters of the Borrower, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for the portion of such fiscal year then ended, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and accompanied by a certificate of a Financial Officer of the Borrower stating that said financial statements fairly present, in all material respects, subject to normal year-end audit adjustments, the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period;

(c) promptly from time to time, such documentation and other information as any Lender may reasonably request through the Administrative Agent in order to allow such Lender to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(d) promptly from time to time, such other information concerning the Borrower and its Subsidiaries and their respective businesses as any Lender may reasonably request through the Administrative Agent.

Documents required to be delivered under Section 5.01(a) or (b) may be delivered electronically and shall be deemed to have been delivered electronically on the earliest date on which such documents are posted on, or a link to such documents is provided on (i) the Borrower’s website on the internet at www.merck.com, (ii) the website of the SEC or (iii) Intralinks or another relevant website reasonably acceptable to the Borrower, if any, to which the Borrower, each Lender and the Administrative Agent have access.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default of which the Borrower has knowledge, and of any Event of Default;

(b) the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and

(c) the availability of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally.

Section 5.03 Existence and Conduct of Business.

(a) The Borrower (i) will preserve, renew and keep in full force and effect its legal existence and (ii), except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, will preserve, renew and keep in full force and effect the legal existence of its Significant Subsidiaries; provided that the foregoing provisions of this Section 5.03(a) shall not be deemed to prohibit any merger, consolidation, liquidation or dissolution expressly permitted under Section 6.02.

(b) Except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each of its Significant Subsidiaries to, (i) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and (ii) assure that it does not enter into any business which is material to the Credit Group taken as a whole, other than the business in which the Credit Group is engaged on the Effective Date and businesses related to or complimentary to such existing businesses.

Section 5.04 Payment of Tax Liabilities. The Borrower will, and will cause each of its Significant Subsidiaries to, pay its material Taxes, assessments and other governmental charges before the same shall become delinquent or in default, except to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Significant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or in the case of Significant Subsidiaries with significant operations outside of the United States, generally accepted accounting principles in effect from time to time in the applicable jurisdictions), or (b) the failure to make any such payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Maintenance of Insurance. The Borrower will, and will cause each of its Significant Subsidiaries to, (a) keep and maintain all material Property useful and necessary in its business in good working order and condition, except (i) ordinary wear and tear, (ii) any casualty, loss, damage, destruction or other similar loss with respect to real or personal Property or improvements or (iii) any taking by a Governmental Authority of Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner, and (b) maintain self-insurance or insurance with financially sound and reputable insurance companies (which may include captive insurers), and maintain such other insurance, in at least such amounts and against at least such risks as is customarily maintained by companies in the United States engaged in the same or similar businesses, and will furnish to the Administrative Agent, upon its written request, information in reasonable detail as to the insurance so carried.

Section 5.06 Maintenance of Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

Section 5.07 Visitation Rights. The Borrower will, and will cause each of its Significant Subsidiaries to, permit representatives designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect its Property, to examine and make extracts from its books and records (other than materials protected by the attorney-client privilege and materials which the Borrower or its Subsidiaries may not disclose without violation of a confidentiality obligation binding upon it), and to discuss its business, operations, finances and condition with its officers and independent accountants; provided that the Borrower shall be given reasonable advance notice of any request of the Administrative Agent or any Lender in respect of any of the foregoing, none of the foregoing shall occur outside normal office hours, and none of the foregoing shall be conducted in a manner that materially interferes with the ordinary conduct of the business of the Borrower or such Subsidiary; provided that when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors), may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 5.08 Compliance with Laws.

(a) The Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it or its Property, including, without limitation, compliance with ERISA and all Environmental Laws, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.09 Proceeds from Permitted Commercial Paper. The Borrower will use the proceeds of any Permitted Commercial Paper that is backstopped by the credit facility made available under this Agreement to consummate the Acquisition; provided that if such Permitted Commercial Paper is issued prior to the Closing Date, the Borrower will hold the proceeds thereof as cash or cash equivalents until the date of consummation of the Acquisition at which time such proceeds shall be used to consummate the Acquisition.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan shall remain outstanding, the Borrower covenants and agrees that:

Section 6.01 Liens on Principal Facilities.

(a) The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, issue, assume or Guarantee any Funded Debt secured by any Lien on any Principal Facility or on any shares of stock or Funded Debt of any Restricted Subsidiary (such shares of stock or Funded Debt of any Restricted Subsidiary being called “Restricted Securities”), without effectively providing that the Loans (together with, if the Borrower shall so determine, any other Funded Debt of the Borrower or such Restricted Subsidiary then existing or thereafter created ranking equally with the Loans) shall be secured equally and ratably with (or prior to) such secured Funded Debt so long as such secured Funded Debt shall be so secured; provided, however, that the foregoing obligations shall not apply to, and there shall be excluded from secured Funded Debt in any computation under this Section, Funded Debt secured by:

(i) Liens on any Property of, or on any shares of stock or Funded Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii) Liens in favor of the Borrower or any Restricted Subsidiary;

(iii) Liens in favor of any government body to secure partial, progress, advance or other payments or other obligations, pursuant to any contract or statute or to secure any Funded Debt incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the Property subject to such Liens, including, without limitation, Liens to secure pollution control or industrial revenue Funded Debt or obligations;

(iv) Liens on any Principal Facility or Restricted Securities (a) existing at the time of acquisition thereof (including acquisition through merger or consolidation) or (b) securing the payment of all or any part of the purchase price or construction cost thereof or securing any Funded Debt (or the portion thereof) incurred prior to, at the time of or within 120 days after the acquisition of such Principal Facility or Restricted Securities or the completion of any such construction or the commencement of the commercial operation thereof, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof, provided that such Liens are limited to such Principal Facility, any such Restricted Securities and any other property or assets not then constituting a Principal Facility or Restricted Securities;

(v) Liens on any Principal Facility to secure all or any part of the cost of alteration, repair or improvement of all or any part of such Principal Facility, or to secure any Funded Debt (or the portion thereof) incurred prior to, at the time of or within 120 days after the completion of such alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided that such Liens are limited to such Principal Facility and any other Property not then constituting a Principal Facility or Restricted Securities);

(vi) Liens made by any Subsidiary in connection with a Permitted Securitization; or

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (i) to (vi), inclusive; provided, with respect to any Lien referred to in the foregoing clauses (i) to (vi), inclusive, that such extension, renewal or replacement Lien shall be limited to all or a part of the same Principal Facilities or Restricted Securities that secured the Lien extended, renewed or replaced (plus any other Property not then constituting a Principal Facility or Restricted Securities) and that the amount of Funded Debt secured thereby shall not exceed the amount of Funded Debt so secured at the time of such extension, renewal or replacement.

(b) Notwithstanding the provisions of paragraph (a) of this Section, the Borrower may, and may permit any Restricted Subsidiary to, create, incur, issue, assume or Guarantee Funded Debt secured by a Lien not excepted by clauses (i) through (vii) of paragraph (a) above without equally and ratably securing the Loans; provided, however, that the aggregate principal amount of all secured Funded Debt incurred pursuant to the provisions of this paragraph (b) then outstanding, plus the aggregate principal amount of the Funded Debt then being created, incurred, issued, assumed, or Guaranteed and the aggregate amount of the Attributable Debt in respect of sale and leaseback transactions in respect of Principal Facilities shall not exceed 15% of Consolidated Net Tangible Assets.

(c) Funded Debt created by the Borrower or any Restricted Subsidiary shall not be cumulated with a Guarantee of the same Funded Debt by the Borrower or any other Restricted Subsidiary for the same financial obligation.

Section 6.02 Mergers, Consolidations and Sales of Assets.

(a) Except as permitted in the next sentence, the Borrower will not (x) consolidate or merge with or into any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or (y) sell, lease or otherwise transfer (in one transaction or a series of transactions) all or substantially all of its Property to any other Person. Notwithstanding the restrictions set out in the previous sentence (i) the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Event of Default shall have occurred and be continuing, (ii) the Borrower may undertake any transactions to accomplish any dispositions required to obtain regulatory approval of any acquisition after the Effective Date and (iii) the Borrower may (I) be wholly acquired by, or may be merged into, another Person or (II) sell all or substantially all of its assets, in each case so long as, (A) prior to or concurrently with the consummation of such transaction, the acquiring Person executes and/or delivers such assumption agreements, corporate resolutions, legal opinions and similar documents as the Administrative Agent reasonably requests and (B) the Borrower complies with the Change of Control procedures and requirements set forth in Section 2.08(d).

(b) The Administrative Agent shall be entitled to receive, as conclusive evidence, a certificate of an executive officer of the Borrower confirming that any sale, lease or other transfer and any assumption permitted or required by this Section complies with the provisions of this Section.

Section 6.03 Total Debt to Capitalization Ratio. The Borrower will not at any time permit the Total Debt to Capitalization Ratio as of the end of any fiscal quarter to exceed 60%.

Section 6.04 Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower and its Subsidiaries shall not use, and the Borrower shall use reasonable best efforts to ensure that the directors, officers, employees and agents of the Borrower and its Subsidiaries shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Embargoed Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01 Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof or (ii) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i) of this clause) payable under this Agreement or under any other Loan Document when due in accordance with the terms hereof, and such failure referred to in this clause (ii) shall continue unremedied for a period of three or more Business Days;

(b) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or (with respect to legal existence) 5.03 or in Article 6 or (ii) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a) or (b)(i) of this Article 7), and such failure referred to in this clause (ii) shall continue unremedied for a period of 30 or more days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in this Agreement or in any other Loan Document or in any amendment or modification hereof or thereof, or in any report, certificate, document or financial or other statement required to be furnished or filed at any time under Article 3, Section 5.01 or 5.02 of this Agreement or any other Loan Document or any such amendment or modification, shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made;

(d) (i) the Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (y) seeking appointment of a receiver, trustee, custodian, conservator or similar official for it or for all or any substantial part of its Property, or the Borrower or any such Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any such Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment, or remains undismissed, undischarged or unbonded for a period of 60 or more days; or (iii) there shall be commenced against the Borrower or any such Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its Property which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any such Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts referred to in clauses (i), (ii) or (iii) above; or (v) the Borrower or any such Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(e) an ERISA Event shall occur that, when taken together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(f) one or more judgments or orders for the payment of money in an aggregate amount of $350,000,000 or more shall be entered against the Borrower or any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 or more consecutive days during which execution shall not be effectively stayed or vacated; provided that any such judgment shall not be an Event of Default under this clause (f) if and to the extent that (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer and (ii) such insurer has been notified of, and has not disputed in writing, the claim (or the amount of the claim) made for payment of such judgment; or

(g) the Borrower or any of its Subsidiaries shall default (x) in any payment of principal of or interest on any other Indebtedness the principal amount of which is $350,000,000 or more, in the aggregate for the Credit Group, beyond any period of grace (if any) provided in the agreement or instrument creating or evidencing such Indebtedness, or (y) in the performance or observance of any other agreement, term or condition contained in any such agreement or instrument, or any event of default or other event shall occur, if the effect of such default, event of default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be redeemed, repurchased or mandatorily prepaid, prior to its stated maturity;

THEREUPON: (1) in the case of an Event of Default other than an Event of Default of the kind referred to in clause (d) of this Article 7 with respect to the Borrower, the Administrative Agent (A) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, cancel the Commitments and/or (B) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the Notes (if any) to be forthwith due and payable all without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower (except as expressly provided in this Article 7); and (2) in the case of the occurrence of an Event of Default of the kind referred to in clause (d) of this Article 7 with respect to the Borrower, the Commitments shall be automatically cancelled and the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the Notes shall become automatically due and payable all without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower (except as expressly provided in this Article 7).

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving at least fifteen days advance written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor shall be approved by the Borrower (such approval (x) not to be unreasonably withheld or delayed and (y) not to be required following the occurrence and during the continuance of an Event of Default; provided that during the continuance of an Event of Default, such appointment shall be made in consultation with the Borrower). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, Deutsche Bank Securities Inc. is named on the cover page hereof as Syndication Agent for recognition purposes only and, in its capacity as such, shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that it and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Article 9 (subject to the applicable obligations and limitations as set forth therein).

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower at its address or facsimile number set forth below, (ii) in the case of the Administrative Agent, at its address or facsimile number set forth below, (iii) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (iv) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (x) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.01(a) and the appropriate answerback is received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient), (ii) if given by mail, 72 hours after such communication is deposited in the mails sent by certified or registered mail with first class postage prepaid and return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 9.01(a); provided that notices to the Administrative Agent under Article 2 shall not be effective until received.

Borrower’s Address:

Merck & Co., Inc.

Attention: Assistant Treasurer

2000 Galloping Hill Rd.

K5-3008A

Kenilworth, NJ 07033

Fax: (908) 740-1321

Email: juanita_lee@merck.com

Copy to:

Hughes Hubbard & Reed LLP

Attention: Steven J. Greene, Esq.

One Battery Park Plaza

New York, NY 10004

Fax: (212) 299-6270

Email: steven.greene@hugheshubbard.com

Administrative Agent’s Address:

JPMorgan Chase Bank, N.A.

Attention: Siyana Custis

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Tel: (302) 634-1845

Fax: (302) 634-1417

Email: siyana.c.custis@jpmorgan.com

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) No Loan Document (other than the Fee Letter) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other amounts payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, including Section 2.19(b), without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; and provided, further, that the Administrative Agent may, with the written consent of the Borrower but without the consent of any other Lender, amend, modify or supplement the Loan Documents to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this clause (a) unless, (w) in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest; (x) the Administrative Agent or any such Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the other indemnified persons; (y) the Administrative Agent or any such Lender shall have reasonably concluded that it otherwise has interests divergent from those of the indemnified persons; or (z) the Borrower shall authorize in writing the Administrative Agent or any such Lender to employ separate counsel at the Borrower’s expense.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result, of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by any member of the Credit Group, or any Environmental Liability related in any way to any member of the Credit Group or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent (A) that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or (ii) a material breach by such Indemnitee of its express obligations hereunder (including, for the avoidance of doubt, any failure by such Indemnitee to comply with its obligation to fund any portion of its Loans as required hereby) or under any other Loan Document or (y) result from any claim, litigation, investigation or proceeding that does not involve an act or omission (or alleged act or omission) of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, litigation or investigation against any Indemnitee in its capacity or in fulfilling its role as Administrative Agent or Lead Arranger under this Agreement), or (B) any settlement with respect to such losses, claims, damages, liabilities or related expenses is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, no Indemnitee shall, in the absence of gross negligence or willful misconduct, be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such; and provided, further, that any such payment by any Lender shall not affect the Borrower’s obligations pursuant to paragraph (a) or (b) of this Section.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, any Loan or the use of the proceeds thereof. In addition, to the extent permitted by applicable law, each Indemnitee shall not assert, and hereby waives, any claim against the Borrower or any of its Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, any agreement or instrument contemplated thereby or the transactions contemplated hereby or thereby; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations to the extent set forth in paragraph (b) above.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than as permitted by Section 6.02(a)) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lenders and the Borrower) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Eligible Assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) each assignment shall be to an Eligible Assignee;

(B) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or an integral multiple of $1,000,000 in excess thereof) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment by a Lender to an Affiliate of such Lender) a processing and recordation fee of $3,500; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Group) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender (other than a Defaulting Lender), (b) an Affiliate of a Lender (other than a Defaulting Lender) or (c) an entity or an Affiliate of an entity that administers or manages a Lender (other than a Defaulting Lender).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution) that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (b)(i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, (B) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay such Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(v) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(D) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vii) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender, a Disqualified Institution, the Borrower or any Affiliate of the Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except that each Lender shall disclose the Participant Register to the Borrower, the Administrative Agent and any other Person to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that with respect to whether a Target Material Adverse Effect shall have occurred, and claims relating thereto, such matters shall be governed by and construed in accordance with the laws of the State of Delaware.

(b) The Borrower irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), it being understood that such regulatory authority (including any such self-regulatory authority) will be informed of the confidential nature of such Information; provided that, except with respect to any audit or examination conducted by bank accountants or by any governmental bank regulatory authority exercising examination or regulatory authority, the Administrative Agent or such Lender, as applicable, shall use reasonable efforts to promptly notify the Borrower of such disclosure (unless such disclosure is not legally permissible), (c) (i) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or (ii) in connection with any pledge or assignment permitted under Section 9.04(d), it being understood that, in the case of this subclause (ii), the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction, or any actual or prospective credit insurance provider, relating to the Borrower and its obligations, provided, that no such disclosure pursuant to this clause (f) shall be made to a Disqualified Institution, (g) with the prior written consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, or (i) in consultation with the Borrower, to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder (it being understood that such rating agency, the CUSIP Service Bureau and/or such similar agency, as the case may be, will be informed of the confidential nature of such Information and instructed to keep such Information confidential). For the purposes of this Section, “Information” means all information received from the Borrower relating to the Credit Group or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, including league table providers, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Additionally, the Borrower agrees to maintain the confidentiality of any information relating to a rate provided by any Reference Bank pursuant to clause (ii) of the definition of “LIBO Rate,” except (a) to its directors, officers, employees, advisors or Affiliates on a confidential and need-to-know basis in connection herewith, (b) as consented to by the Administrative Agent and the applicable Reference Bank or (c) as required by law (including securities laws and GAAP), regulation, judicial or governmental order, subpoena or other legal process or as requested or required by any governmental or regulatory authority or exchange (in which case the Borrower agrees to inform the Administrative Agent and the applicable Reference Bank promptly thereof prior to such disclosure, unless the Borrower is prohibited from giving such notice).

Section 9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

Section 9.14 No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the Loans contemplated by this Agreement and any communications in connection therewith, the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Lenders, the Lead Arrangers and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Lead Arrangers or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, each Lender, the Lead Arrangers and their respective Affiliates may have economic interests that conflict with those of the Borrower and its Subsidiaries, their stockholders and/or their affiliates.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MERCK & CO., INC.

By:
Name:
Title:

[Signature Page to Bridge Loan Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:
Name:
Title:

[Signature Page to Bridge Loan Agreement]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Bridge Loan Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Bridge Loan Agreement]

BNP PARIBAS, as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Bridge Loan Agreement]

CITIBANK, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Bridge Loan Agreement]

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Bridge Loan Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

[Signature Page to Bridge Loan Agreement]

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:
Name:
Title:

[Signature Page to Bridge Loan Agreement]

SANTANDER BANK, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Bridge Loan Agreement]

PRICING SCHEDULE

“Applicable Margin” means, as of any date of determination during any period set forth below, the rate set forth below, in basis points per annum, in the row corresponding to such period and in the column corresponding to the Type of Loan and Pricing Level that applies for such date:

Credit Rating:	Level I		Level II
Type of Loan:	Eurodollar	ABR	Eurodollar	ABR
From the Effective Date until the 3-month anniversary of Closing Date	75	0	87.5	0
From the 3-month anniversary of Closing Date until the 6-month anniversary thereof	100	0	112.5	12.5
From the 6-month anniversary of Closing Date until the 9-month anniversary thereof	125	25	137.5	37.5
From the 9-month anniversary of Closing Date until all Loans have been repaid in full	150	50	162.5	62.5

“Commitment Fee Rate” means, for any day, the rate set forth below, in basis points per annum, in the row corresponding to the Pricing Level that applies for such day:

Credit Rating	Applicable Commitment Fee Rate
Level I	4.5
Level II	6.0

For purposes of this Pricing Schedule, the following terms have the following meanings:

“Level I” status exists at any date if, at such date, the Credit Rating by S&P is AA- or higher or the Credit Rating by Moody’s is Aa3 or higher.

“Level II” status exists at any date if, at such date, the Credit Rating by S&P is A+ or lower or the Credit Rating by Moody’s is A1 or lower.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Pricing Level” refers to the determination of which of Level I or Level II status exists at any date.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor thereto.

The Credit Rating in effect at any date is that in effect at the close of business on such date. If the Borrower is split-rated and the ratings differential between the higher rating and the other rating is one notch, the higher of the ratings will apply. If the Borrower is split-rated and the ratings differential between the higher rating and the other rating is more than one notch, a rating that is one notch lower than the higher rating shall be used. In the event that the Borrower does not have a Credit Rating by either S&P or Moody’s, then Level II shall apply.

SCHEDULE 1.01

Permitted Existing Indebtedness

None.

SCHEDULE 2.01

Commitments

LENDER	AMOUNT OF COMMITMENT (US$)
JPMorgan Chase Bank, N.A.	$2,200,000,000.00
Deutsche Bank AG Cayman Islands Branch	$2,200,000,000.00
Credit Suisse AG, Cayman Islands Branch	$800,000,000.00
BNP Paribas	$680,000,000.00
Citibank, N.A.	$680,000,000.00
Bank of America, N.A.	$480,000,000.00
HSBC Bank USA, National Association	$320,000,000.00
The Royal Bank of Scotland plc	$320,000,000.00
Santander Bank, N.A.	$320,000,000.00

TOTAL	$8,000,000,000